UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 14, 2009

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. William W. Destler, President of Rochester Institute of Technology has been elected as a member of the board of directors of Torvec, Inc. His appointment is effective September 15, 2009.

On September 14, 2009, the company issued the following press release regarding Dr. Destler's appointment:

RIT President Appointed to Torvec Board of Directors
Local Automotive Technology Company and University Expand Ties

ROCHESTER, NY--(Marketwire - September 14, 2009) - Torvec, Inc. (OTCBB: TOVC) announced today that Dr. William W. Destler, President of Rochester Institute of Technology, will become a director of Torvec, Inc., effective September 15, 2009.
Previously, on July 31, 2009, RIT and Torvec signed a Memorandum of Understanding to create the Safety and Efficiency in Automobiles Laboratory ("SEAL") on the Institute's campus with the goal to establish it as a leader in the technological and manufacturing applications of advanced automotive and related energy technologies, including the creation of increased employment opportunities in automotive and related energy industries. Dr. Destler's appointment to Torvec's board is both a natural outgrowth of these collaborative efforts as well as recognition of Dr. Destler's belief that Torvec has the "potential to revolutionize the automotive industry."

William W. Destler became President of RIT on July 1, 2007. At RIT, Dr. Destler is responsible for one of the nation's leading career-oriented universities with 16,450 students from all 50 states and more than 100 foreign countries, 2,800 faculty and staff, an annual operating budget of more than $492 million, and an endowment of more than $600 million. RIT has one of the oldest and largest cooperative education programs in the country.

Dr. Destler serves on the American Council on Education's Commission on Effective Leadership and is a board member of the National Institute of Aerospace Foundation. He is a member of the board of New York's Commission on Independent Colleges and Universities and serves on a number of Rochester-community boards -- Rochester General Health System, Greater Rochester Enterprise, Rochester Business Alliance, and High Tech of Rochester.

A complete biography highlighting many of Dr. Destler's numerous accomplishments can be found at www.rit.edu/president/biography.html

"One of my goals as president of RIT is to find ways to assist in the economic development of the Rochester region," says Destler. "I am therefore pleased to have been asked to join the Torvec Board of Directors, and I am looking forward to helping build Torvec as an important technology-based company with the potential to bring back significant numbers of manufacturing jobs to the area."

Torvec chief executive officer, James Gleasman, commented:

"Dr. Destler's credentials in the field of higher education, both at the University of Maryland and now at RIT speak volumes. Equally impressive is his doctorate in applied physics, his international reputation in the field of microwave technology and his expertise as a consultant to both industry and government. It is indeed an honor to have Dr. Destler as a member of Torvec's board."

Torvec is a publically traded company that develops advanced automotive and related energy technologies that increase transportation safety, mobility, fuel efficiency and reduce pollutants. Torvec’s chief products and intellectual property include its Full Terrain Vehicle (FTV®), infinitely variable transmission, IsoTorque® differential, constant velocity joint, hydraulic pump and motor and hydrogen powered steam turbine.

Rochester Institute of Technology is internationally recognized for academic leadership in computing, engineering, imaging technology, and fine and applied arts, in addition to unparalleled support services for students with hearing loss. Nearly 16,500 full- and part-time students are enrolled in more than 200 career-oriented and professional programs at RIT, and its cooperative education program is one of the oldest and largest in the nation.

For two decades, U.S. News & World Report has ranked RIT among the nation’s leading comprehensive universities. RIT is featured in The Princeton Review’s 2009 edition of The Best 368 Colleges and in Barron’s Best Buys in Education. The Chronicle of Higher Education recognizes RIT as a " Great College to Work For."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

September 14, 2009	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO